Exhibit 10.2

HALCÓN RESOURCES CORPORATION

STOCK OWNERSHIP GUIDELINES POLICY

(Adopted March 2, 2012)

Purpose

The Board of Directors (the “Board”) of Halcón Resources Corporation (the “Company”) believes that it is in the best interest of the Company and its stockholders to assure the continued alliance of the financial interests of the Company’s Chief Executive Officer and members of the Board (the “Directors”) with those of the Company’s stockholders.

Applicability

This Policy applies to the Company’s Chief Executive Officer, and all of the Company’s Directors (with the Chief Executive Officer and such Directors being “Participants”). Once a person has become subject to this Policy, the person will remain subject to this Policy until he or she is no longer the Chief Executive Officer or a Director of the Company, as applicable.

Minimum Ownership Requirements

Participants are expected to own or have a beneficial interest in shares of common stock of the Company in accordance with the following schedule:

Leadership Position	Value of Shares
Directors	3x annual cash retainer received for serving as a director (not including any amounts paid for Committee service)
Chief Executive Officer	6x base salary
Executive Vice Presidents	3x base salary

Satisfaction of Guidelines

Participants may satisfy their ownership guidelines with common stock in these categories:

•	Shares owned directly,

•	Shares owned indirectly (e.g., by a spouse, a trust or similar vehicle, an investment in one of the Company’s investors),

•	Shares held in benefit plans, or

•	Time-vested restricted stock.

Unexercised stock options or unvested restricted stock are not counted toward meeting the guidelines. Participants are required to achieve the applicable level of ownership within three (3) years of the date the person first became a member of the Board or Chief Executive Officer, as applicable.

Valuation Methodology

The value of a Participant’s stock ownership requirement is based on his or her then current cash retainer or salary and the value of the Participant’s holdings is based on the average closing price of a share of the Company’s stock for the previous calendar year.

Retention Ratio

Until the applicable guideline is achieved, the Participant is required to retain an amount equal to 50% of the net shares received as a result of the exercise of the Company’s stock options or the vesting of the Company’s restricted stock. ‘Net shares’ are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and applicable withholding taxes.

Compliance

The Nominating and Corporate Governance Committee has the discretion to recommend to the Board that it enforce the stock ownership guidelines on a case-by-case basis.

Exceptions

This Policy may be waived, at the discretion of the Board and upon recommendation of the Nominating and Corporate Governance Committee, for Directors joining the Board from government, academia, or similar professions. This Policy may also be waived for the Chief Executive Officer or Directors, at the discretion of the Board and upon recommendation of the Nominating and Corporate Governance Committee, if compliance would create hardship or prevent the Chief Executive Officer or a Director from complying with a court order, as in the case of a divorce settlement or other special circumstances that exist as may be determined by the Board.

The Nominating and Corporate Governance Committee may recommend to the Board modifications of this Policy and the Board may make such modifications as it deems advisable, in its discretion.